Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares

Quarterly Distribution of $0.325 per Common Unit

Whippany, New Jersey, October 26, 2023 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced that its Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended September 30, 2023. This quarterly distribution rate equates to an annualized rate of $1.30 per Common Unit. The distribution is payable on November 14, 2023 to Common Unitholders of record as of November 7, 2023.

This press release serves as qualified notice to brokers and nominees as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Suburban Propane Partners, LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Suburban Propane Partners, LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate without exception. Regarding the amount realized pursuant to 1.1446(f)-4(c)(2)(iii), 100% of the distribution is in excess of cumulative net income. Brokers and nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and an investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s 95-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across the Suburban Propane’s national footprint and (3) Go Green with Suburban Propane - promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and developing the next generation of renewable energy. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

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